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                                                                   Exhibit 10.12
                                                                   -------------


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of October 1, 2002, between Alamosa Holdings, Inc., a Delaware corporation, with its principal office located at 5225 S. Loop 289, Lubbock, TX (together with its successors and assigns permitted under this Agreement) ("Alamosa"), and Kendall Cowan ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Alamosa and Employee entered into that certain Employment Agreement effective as of December 1, 1999 (the "Original Agreement");

         WHEREAS, Alamosa has determined that it is in the best interests of Alamosa and its stockholders to enter into this Agreement amending and restating the obligations and duties of both Alamosa and Employee under the Original Agreement; and

         WHEREAS, Alamosa wishes to assure itself of the continued service of Employee for the period hereinafter provided, and Employee is willing to be employed by Alamosa for said period, upon the terms and conditions provided in this Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Alamosa and Employee (individually a "Party" and together the "Parties") agree as follows:

1.       DEFINITIONS.

         (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

         (b) "Base Salary" shall mean the annual salary provided for in Section 3 below, as adjusted from time to time by the Board.

         (c) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

         (d) "Beneficiary" shall mean the person or persons named by Employee pursuant to Section 22 below or, in the event that no such person is named and survives Employee, his estate.

         (e) "Board" shall mean the Board of Directors of Alamosa.


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         (f) "Cause" shall mean:

              (i) Employee's conviction in a court of law of, or guilty plea or no contest plea to, a felony charge,

              (ii) willful, substantial and continued failure by Employee to perform his duties under this Agreement,

              (iii) willful engagement by Employee in conduct that is demonstrably and materially injurious to Alamosa,

              (iv) a breach by Employee of Section 11 or Section 12 below. For the purposes of clauses (ii) and (iii) of this definition, no act or failure to act on the part of Employee shall be deemed "willful" (x) if caused by Disability or (y) unless done, or omitted to be done, by him not in good faith or without reasonable belief that his act or omission was in the best interests of Alamosa.

         (g) "Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

              (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Alamosa (not including in the securities beneficially owned by such Person any securities acquired directly from Alamosa or its Affiliates) representing 25% or more of the combined voting power of Alamosa's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

              (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Alamosa) whose appointment or election by the Board or nomination for election by Alamosa's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

              (iii) there is consummated a merger or consolidation of Alamosa or any direct or indirect subsidiary of Alamosa with any other corporation or other entity, other than (A) a merger or consolidation (1) which results in the voting securities of Alamosa outstanding immediately prior to such merger or consolidation continuing to represent


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                    (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of Alamosa or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) after which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of Alamosa, the entity surviving such merger or consolidation or, if Alamosa or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of Alamosa (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Alamosa (not including in the securities Beneficially Owned by such Person any securities acquired directly from Alamosa or its Affiliates) representing 25% or more of the combined voting power of Alamosa 's then outstanding securities; or

              (iv) the stockholders of Alamosa approve a plan of complete liquidation or dissolution of Alamosa or there is consummated an agreement for the sale or disposition by Alamosa of all or substantially all of Alamosa 's assets, other than a sale or disposition by Alamosa of all or substantially all of Alamosa's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

         Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Alamosa immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Alamosa immediately following such transaction or series of transactions.

         (h) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

         (i) "Committee" shall mean the Compensation Committee of the Board.

         (j) "Date of Termination" shall mean, with respect to any purported termination of Employee's employment during the Term, (i) if Employee's employment terminates due to Disability, 30 days after a good faith determination of Disability by Alamosa (provided that Employee shall not have returned to full-time performance of his duties during such 30-day period), (ii) if Employee's employment terminates due to death, the date of death, and (iii) if Employee's employment terminates for any other


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reason, the date specified in the Notice of Termination (which shall be not less than 30 days after the date of such Notice of Termination).

         (k) "Disability" shall have the meaning set forth in Alamosa's long-term disability policy as in effect from time to time.

         (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (m) "Excise Tax" shall mean any excise tax imposed under Section 4999 of the Code.

         (n) "Good Reason" shall mean the occurrence (without Employee's express written consent) of any one of the following acts or omissions by Alamosa unless, in the case of any act or omission described in this Section 1(o), such act or omission is corrected prior to the Date of Termination specified in the Notice of Termination in respect thereof:

               (i) the assignment to Employee of any duties inconsistent with Employee's status as the chief financial officer of Alamosa or a substantial adverse alteration in the nature of Employee's authority, duties or responsibilities, or any other action by Alamosa which results in a diminution in such status, authority, duties or responsibilities (it being understood that a mere change in authority, duties or responsibilities, or any other action by Alamosa will not constitute Good Reason in and of itself unless it results in a substantial adverse alteration or diminution of Employee's authority, duties or responsibilities), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Alamosa promptly after receipt of notice thereof given by Employee;

               (ii) a reduction by Alamosa in Employee's base salary and/or annual bonus opportunity as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board reductions similarly affecting all senior executives of Alamosa;

               (iii) the failure by Alamosa to pay to Employee any portion of Employee's current compensation except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of Alamosa;

               (iv) the failure by Alamosa to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of Alamosa's savings/retirement, life insurance, medical, health and accident, disability plans or other benefits (including, without limitation, automobile, country club, and vacation benefits) in which Employee was participating at the time, the taking of any action by Alamosa which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time, (including, without limitation, automobile, country club, and vacation benefits);



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               (v) the relocation of Alamosa's principal offices to a location more than 50 miles from the location of such offices on the date of this Agreement or a requirement that Employee be based anywhere other than at Alamosa's principal offices except for necessary travel on Alamosa's business to an extent substantially consistent with Employee's business travel obligations on the date of this Agreement;

               (vi) the failure by Alamosa to ensure that Employee will be employed by the ultimate parent of Alamosa in the event of any corporate transaction;

               (vii) a dispute between Alamosa and Employee over material accounting issues; provided, however, any such dispute shall not constitute Good Reason if Alamosa, at its own expense, elects to have a nationally recognized public accounting firm resolve the accounting issue dispute and such accounting firm substantially agrees with Alamosa's position regarding such accounting issue;

               (viii) termination of Employee's employment by Employee at any time more than twelve months after the date of termination of David Sharbutt's employment; provided Employee, within sixty (60) days of the date of Mr. Sharbutt's termination of employment, notifies Alamosa in writing of his intention to terminate employment; or

               (ix) any determination by Employee after the occurrence of a Change of Control that Good Reason exists (which determination shall be final and conclusive).

         (o) "LSAR" means Employee's right to receive a cash payment in respect of the mandatory cancellation of an option equal to the product of (1) the excess, if any, of the then fair market value (as determined under the LTIP) of a share of Alamosa common stock over the per share exercise price of the option and (2) the number of shares of stock subject to the option.

         (p) "LTIP" means Alamosa's Amended and Restated 1999 Long Term Incentive Plan, or any successor plan thereto.

         (q) "Notice of Termination" shall mean delivery of written notice by one Party and receipt thereof by the other Party in accordance with Section 26 below, which notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment hereunder.

         (r) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Alamosa or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Alamosa or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or


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(iv) a corporation owned, directly or indirectly, by the stockholders of Alamosa in substantially the same proportions as their ownership of stock of Alamosa.

         (s) "Severance Payments" shall have the meaning set forth in Section 9(d)(ii) below.

         (t) "Tax Counsel" shall have the meaning set forth in Section 10 below.

         (u) "Term" shall mean the period specified in Section 2(b) below during which Employee is employed by Alamosa or any of its Affiliates.

         (v) "Total Payments" shall mean those payments so described in Section 10 below.

2.       TERM OF EMPLOYMENT, POSITIONS AND DUTIES.

         (a) Employment of Employee. Alamosa hereby employs Employee, and Employee hereby accepts employment with Alamosa, in the position and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated.

         (b) Term of Employment. The Term shall commence on the date of this Agreement and shall terminate on September 30, 2005, unless it is sooner terminated as provided in Section 9 below or extended by agreement of the Parties.

         (c) Title, Duties and Authorities. Until termination of his employment hereunder, Employee shall be employed as Chief Financial Officer of Alamosa, with all the authorities and responsibilities that normally accrue to such position of chief financial officer, and shall hold such other titles as the Board may grant. Employee shall receive no additional compensation for serving in any other capacity.

         (d) Time and Effort.

               (i) Employee agrees to devote his best efforts and abilities and his full business time and attention to the affairs of Alamosa in order to carry out his duties and responsibilities under this Agreement.

               (ii) Notwithstanding the foregoing, nothing shall preclude Employee from

                     (A) serving on the boards of (x) a reasonable number of
               trade associations and charitable organizations, and (y) (as defined below) with the prior consent of the Board (which shall not be unreasonably withheld), any other business not in Competition with Alamosa,

                     (B) engaging in charitable activities and community
               affairs, and


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                     (C) managing his personal investments and affairs;
               provided, however, that any such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2(c) above.

3.       BASE SALARY.

         Employee shall receive from Alamosa an initial Base Salary, payable in accordance with the regular payroll practices of Alamosa, of $290,000. During the Term, the Board shall review the Base Salary for increase no less often than annually.

4.       ANNUAL BONUS.

         Employee shall be eligible to receive an annual bonus, which shall have an initial target of $140,000. Payment of the annual bonus (which may, in the Committee's discretion, be paid in whole or in part on a quarterly basis) shall be based upon the achievement of such performance goals as the Committee shall determine based on Alamosa's budget and business plan. No annual bonus will be payable unless the Committee determines that at least 75% of the performance goals have been achieved. The amount of the annual bonus payable shall be determined in accordance with the terms of the applicable Alamosa bonus plan, but in no case shall exceed 200% of the target for the annual bonus.

5.       LONG-TERM INCENTIVE COMPENSATION.

         During the Term, Employee shall participate in any long-term incentive plan or plans that may be established by Alamosa for members of Alamosa's senior management generally.

6.       EQUITY GRANTS.

         (a) Initial Option Grant. On the date this Agreement is executed, the Committee shall grant Employee an option (the "Initial Option") to purchase 350,000 shares of Alamosa common stock pursuant to the LTIP. Four percent (4%) of the shares subject to the Initial Option shall become vested and exercisable each month following the date of grant (i.e., each monthly anniversary). The Initial Option shall also become immediately vested and exercisable if Employee's employment terminates pursuant to Section 9(d) below. The Initial Option shall be granted at a per share exercise price equal to the higher of (1) the closing stock price per share of Alamosa common stock on the New York Stock Exchange on the date of grant or (2) the average closing stock price per share of Alamosa common stock over the twenty trading days preceding the date of grant.

         (b) Annual Option Grants. In addition, the Committee shall grant Employee additional options according to the following schedule: 2003 - 150,000 options, 2004 - 125,000 options and 2005 - 100,000 options. Except in respect of 2003, one half of the annual options will be granted in January and one half in July of each year during the Term. Except in respect of 2003, annual options will vest and become exercisable six months following the date of grant and shall also become vested and exercisable if


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Employee's employment terminates pursuant to Section 9(d) below. In 2003, the annual option grant will made on October 1st and such option shall be fully vested and exercisable on the date of grant. All annual option grants shall be granted at a per share exercise price equal to the then fair market value (as defined in the LTIP) of a share of Alamosa common stock.

         (c) Incentive Stock Options. All stock options to be granted to Employee hereunder shall, to the maximum extent permitted by Section 422 of the Code, be intended to qualify as "incentive stock options."

         (d) Employment Required; Other Option Terms. In order to receive any option grant pursuant to this Section 6, Employee must be employed by Alamosa or one of its Affiliates on the date of grant and any option granted pursuant to this Section 6 shall be subject to the terms and conditions of the form of Alamosa executive stock option agreement under the LTIP to the extent such agreement is not inconsistent with this Section 6. In addition, except as otherwise provided herein or in the executive stock option agreement, option vesting will be subject to Employee's continued employment hereunder.

         (e) Restricted Stock Grant. On the date this Agreement is executed, the Committee shall grant Employee 150,000 shares of restricted stock pursuant to the LTIP. Subject to Employee's continued employment hereunder, 50% of the restricted shares will vest on the first anniversary of the date of grant and 25% of the restricted shares will vest on each of the second and third anniversaries of the date of grant. If Employee's employment terminates pursuant to Section 9(d) below, all the restricted shares granted to Employee under this
Section 6(e) shall become vested.

         (f) Outstanding Options. Employee agrees that any existing stock options that he holds immediately prior to the date hereof and which are not vested and exercisable immediately prior to a Change of Control, shall, notwithstanding Section 14(d) of the LTIP, only become automatically vested and exercisable in the event of a Change of Control (as defined in the LTIP) if the per share exercise price of such options is less than the then fair market value (as defined in the LTIP) of a share of Alamosa common stock.

         (g) LSAR Conversion. Employee acknowledges that immediately prior to the occurrence of a "change in ownership or control" (as defined in Prop Reg 1.280G-1) of Alamosa, each stock option that has been granted to him pursuant to this Section 6 that had not yet become vested and exercisable shall automatically convert into an LSAR.

7.       EXPENSE REIMBURSEMENT.

         Employee shall be entitled to prompt reimbursement by Alamosa for all reasonable out-of-pocket expenses incurred by him during the Term in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Alamosa.


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8.       EMPLOYEE BENEFIT PLANS AND PERQUISITES.

         During the Term, Employee shall be entitled to participate in all life insurance, short-term and long-term disability, accident, health insurance and savings/retirement plans that are applicable to Alamosa employees generally or to the senior executives of Alamosa. Alamosa will also reimburse Employee for the cost of the Employee's annual physical exams performed during the Term by a physician chosen by Employee. The cost of each such exam (including of any tests performed in connection with the physical) shall not exceed $5,000.

         In addition, Alamosa will provide at least $5,000,000 term life insurance on the life of Employee during the Term. Alamosa shall pay for all costs attributable to such coverage. Such life insurance shall be at least ten
(10) year level premium term life insurance on the life of Employee. Employee shall have the right to designate the beneficiary of such policy or policies. Should Employee not be insurable, there will be no obligation upon Alamosa to provide such life insurance. If Employee's employment terminates during the Term of this Agreement or at the termination of Employee's employment pursuant to this Agreement, Employee may assume the premium obligations of this policy after termination of any continuing coverage provided under Section 9(d)(ii)(D), in which event Alamosa shall assign all its rights in the policy to Employee. In the event Employee desires to assume the premium obligations under this policy and at the time of Employee's termination of employment, or end of any continuing coverage under Section 9(d)(ii)(D) if later, Alamosa has prepaid any premiums on the policy, Employee shall pay to Alamosa the amount of any prepayment attributable to any period of coverage after Employee's termination of employment, or if later, after the continued coverage period required under
Section 9(d)(ii)(D) has elapsed.

         Alamosa will reimburse Employee for the cost of professional services in the area of financial planning, estate planning and tax planning that are incurred during the Term up to an aggregate maximum of $10,000 per annum. During the Term, Employee shall be entitled to receive a car allowance and reimbursement for club dues and other perquisites consistent with the Executive Benefit Policy approved by the Committee.

9.       TERMINATION OF EMPLOYMENT.

         (a) General. Notwithstanding anything to the contrary herein, in the event of termination of Employee's employment under this Agreement for any reason whatsoever, he, his dependents or Beneficiary, as may be the case, shall be entitled to receive (in addition to payments and benefits under, and except as specifically provided in, subsections (b) through (e) below as applicable):

               (i) his Base Salary through the Date of Termination;

               (ii) payment in lieu of any unused vacation, in accordance with Alamosa's vacation policy and applicable laws:

               (iii) any earned annual bonus not yet paid to him;



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               (iv) any deferred compensation under any deferred compensation agreement or plan then in effect;

               (v) any other compensation or benefits, including without limitation long-term incentive compensation described in Section 5 above, in accordance with Section 6 above and employee benefits under plans described in Section 8 above, that have vested through the Date of Termination or to which he may then be entitled in accordance with the applicable terms of each award or plan; and

               (vi) reimbursement in accordance with Section 7 above of any business expenses incurred by Employee through the Date of Termination but not yet paid to him and reimbursement of any unpaid expenses incurred pursuant to Section 8 above.

         (b) Termination due to Death or Disability. In the event that Employee's employment terminates due to his death or disability, he or his Beneficiary, as the case may be, shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to:

               (i) his Base Salary, at the rate in effect on the Date of Termination, through the end of the month in which the termination occurs, and

               (ii) an annual bonus under Alamosa's annual bonus plan. Such annual bonus shall be prorated to the Date of Termination and shall be paid based on the Board's determination (which shall be made in the Board's sole and absolute discretion) of what annual bonus Employee would likely have received in respect of the year in which the termination occurred.

         (c) Termination by Alamosa for Cause. In the event that Alamosa terminates Employee's employment for Cause, he shall be entitled only to the compensation and benefits specified in Section 9(a).

         Notwithstanding the foregoing, termination for Cause may not occur pursuant to clauses (ii) or (iii) of Section 1(g) above unless and until, with the Board's prior approval, Alamosa has delivered to Employee Notice of Termination, which shall contain in reasonable detail the facts purporting to constitute such nonperformance, act, omission or breach, and afforded him 30 days thereafter to cure the same (if curable) and/or to respond in writing to the Board setting forth his position that his termination for Cause should not occur and requesting reconsideration by the Board, in which event (x) the effective date of termination of employment shall be deferred until the Board has had the opportunity to consider whether such nonperformance, act, omission or breach has been cured and to consider any request by Employee for reconsideration, and (y) the Board shall thereafter cause a written notice to be delivered on its behalf to Employee stating either that it has rescinded its determination that his employment is to be terminated for Cause or that affirms its determination that his employment is to be terminated for Cause and that contains an effective date of termination of employment, which shall be not



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earlier than 15 days after such notice is given. Section 1(o)(i) to the contrary notwithstanding, upon delivery to Employee of Notice of Termination under this
Section 9(c), Employee shall be suspended from all duties and responsibilities unless and until the Board rescinds its determination that his employment is to be terminated for Cause.

         (d) Termination by Alamosa Without Cause or by Employee for Good
Reason.

               (i) Alamosa shall provide Employee 30 days' Notice of Termination of his employment without Cause, and Employee shall provide 30 days' Notice of Termination of his employment for Good Reason.

               (ii) In the event of termination by Alamosa of Employee's employment without Cause or of termination by Employee of his employment for Good Reason, he shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to the following compensation and benefits (the "Severance Payments"):

                     (A) his Base Salary, at the rate in effect immediately
               before such termination (three times his Base Salary if the Employee's employment terminates within twelve months following a Change in Control),

                     (B) the higher of the Employee's target annual bonus or
               average annual bonus earned over the two preceding fiscal years (three times such amount if the Employee's employment terminates within twelve months following a Change in Control),

                     (C) a prorated amount of Employee's annual bonus for the
               year during which his termination occurs, which bonus shall not be less than the product of (A) the annual bonus paid to Employee for the calendar year preceding the Date of Termination that has most recently been paid to Employee and (B) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination and the denominator of which is 365;

                     (D) continuing coverage under the life, disability,
               accident and health insurance programs for Alamosa employees generally and under any supplemental programs covering Alamosa executives, as from time to time in effect, for a one-year period from such termination or until Employee becomes eligible for substantially similar coverage under the employee welfare plans of a new employer, whichever occurs earlier (for a two year period if the Employee's employment terminates within twelve months following a Change in Control) (at the end of the foregoing coverage period, Employee shall also be entitled to elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ); and


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                     (E) continuation of all other benefits in effect on the
               Date of Termination (including, without limitation, automobile, country club, vacation and pension benefits, if applicable) for a one-year period (a two year period if the Employee's employment terminates within twelve months following a Change in Control) following such termination or until Employee becomes eligible for substantially similar benefits from a new employer, whichever occurs earlier.

               (iii) The payments specified in Sections 9(d)(ii)(A), (B) and (C) shall be made by Alamosa to Employee in a lump sum in cash within 30 days of the Date of Termination.

               (iv) Employee's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or omission constituting Good Reason.

               (v) As a condition to receiving the payments and benefits pursuant to this Section 9(d), Employee shall be required to execute (and not revoke) a general release of all claims against Alamosa and its Affiliates. Such release shall be in a form substantially similar to that attached as Exhibit A hereto.

         (e) Voluntary Termination by Employee. Employee shall have the right voluntarily to terminate his employment in accordance with Section 1(k) above. If he does so, he shall be entitled only to the compensation and benefits specified in Section 9(a).

         (f) Cessation of Payments. If, during or after the Term, Employee commits a breach of Section 11 or Section 12 below, Alamosa shall have no further obligation to make payments to him under this Agreement except as may be required in accordance with Section 9(a).

         (g) Notice Requirements. Any purported termination of Employee's employment that is not effected pursuant to Notice of Termination satisfying the requirements of Sections 1(i) and 1(o) and Section 26 shall not be effective for purposes of this Agreement.

10.      280G TREATMENT.

         (a) Whether or not Employee becomes entitled to any payments pursuant to Section 9(d) hereof, if any of the payments or benefits received or to be received by Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with Alamosa or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, Alamosa shall pay to Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Total Payments and any federal,


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state and local income and employment taxes and Excise Tax upon the Gross-Up
Payment, shall be equal to the Total Payments. The Gross-Up Payment shall be paid to Employee by Alamosa within two business days of the day of its calculation.

         (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Employee, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and
(iii) the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the date Employee's employment hereunder terminates (or if there is no such termination, then the date on which the Gross-Up Payment is calculated for purposes of this
Section 10), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Employee shall repay to Alamosa, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Employee, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Employee's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Alamosa shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Employee and Alamosa shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

         (d) Notwithstanding the foregoing provisions of this Section 10, if it shall be determined that Employee is entitled to a Gross-Up Payment, but the Total Payments do not exceed 115% of the greatest amount (the "Reduced Amount") that could be paid to Employee such that the receipt of Total Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee and the Total Payments, in the aggregate, shall be reduced to the Reduced Amount. If a reduction is required, Employee and Alamosa shall determine, after consultation, which payments and or benefits shall be waived, reduced or forfeited to accomplish the reduction.

         (e) Upon Employee's request, Alamosa shall provide Employee with a written statement setting forth the manner in which calculations were made pursuant to this Section 10 including, without limitation, any opinions or other advice Alamosa has received from Tax Counsel or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

11.      NON-COMPETITION/NON-SOLICITATION.

         (a) During Employee's employment with Alamosa, Employee shall not engage in "Competition" with Alamosa or any Affiliate (collectively, the "Company Group"). For purposes of this Agreement, Competition by Employee shall mean Employee's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being an agent, principal, owner, partner, corporate officer, director, shareholder, member, or investor of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes with the Business of any entity in the Company Group. For these purposes, the "Business" is establishing and providing mobile wireless communications services, including all aspects of the Business, within the "Service Area" as that term is defined in the Schedule of Definitions referred to in and incorporated by reference into the Sprint PCS Management Agreements dated as of July 10, 1998, December 8, 1998, January 25, 1999, December 6, 1999 and December 23, 1999 (as they may be amended from time to time) or any other similar Sprint Management Agreement to which Alamosa or any of its Affiliates may be a party ("the Sprint Agreement"); provided that; it shall not be a violation of this sub-paragraph for Employee to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided the Employee does not actively participate in the business of such corporation until such time as this covenant expires.

         (b) For a period of one year following the termination of Employee's employment (two years if Employee's employment terminates under Section 9(d) during the Term and within twelve months following a Change of Control), whether upon expiration of this Agreement or otherwise, Employee shall not engage in Competition, as defined above, in the Service Area or in any area in which Alamosa had, as of the date of the expiration of termination OF this Agreement, a bona fide intention to begin to operate its Business; provided that, it shall not be a violation of this sub-paragraph for Employee to (1) become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange

Act of 1934, as amended, provided Employee does not actively participate in the business of such corporation until such time as this covenant expires, (2) commence employment with an employer or provide services to an entity who conducts the Business in one or more areas within the Service Area so long as such areas do not contain more than 25% of Alamosa's subscribers and Employee's services do not primarily relate to the Service Area or (3) commence employment with or provide services to a national carrier of the Business (e.g., Verizon or AT&T) if Employee's services do not primarily relate to the Service Area. Notwithstanding anything to the foregoing, it shall not be a violation of this sub-paragraph for an Employee to commence employment or provide consulting services to an entity that derives more than 80% of its revenues from cellular communications services.

         (c) For a period of one year (two years if Employee's employment terminates under Section 9(d) during the Term and within twelve months following a Change of Control) after Employee ceases to be employed hereunder, whether upon expiration of this Agreement or otherwise, Employee agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

               (i) recruit or solicit (other than pursuant to general, non-targeted advertisements) the employment or services of, or hire, in any business enterprise or activity, any person who was employed by an entity in the Company Group upon termination of Employee's employment, or within six (6) months prior thereto;

               (ii) solicit from any customer or client doing business with an entity in the Company Group as of Employee's termination, business of the same or a similar nature to the business of such entity of the Company Group with such customer or client;

               (iii) solicit from any potential customer of an entity in the Company Group business of the same or a similar nature to that which has been the subject of a written or oral bid, offer or proposal by such entity of the Company Group, or of substantial preparation with a view to making such a bid, offer or proposal, within six (6) months prior to Employee's termination; or

               (iv) otherwise knowingly interfere with the business or accounts of any entity in the Company Group.

         (d) Employee acknowledges that the services to be rendered by him hereunder are of a special and unique character, which gives this Agreement a peculiar value to Alamosa, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by his of any of the provisions contained in this Section 11 will cause the Company irreparable injury. Employee therefore agrees that in the event of a violation or threatened violation of any of the provisions contained in this
Section 11, Alamosa or any of its Affiliates shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Employee from any such violation or threatened violations.

         (e) Employee further agrees that due to the confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the goodwill or other business interest of the Company Group.

         (f) Employee agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 11 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 11 shall remain in full force and effect. Employee further agrees that if a court of competent jurisdiction determines that any provision of this Section 11 is invalid or against public policy, the remaining provisions of this Section 11 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

12.      CONFIDENTIAL INFORMATION.

         Employee recognizes and acknowledges that he will have access to certain information of members of the Company Group and that such information is confidential and constitutes valuable, special and unique property of such members of the Company Group. The Parties agree that Alamosa has a legitimate interest in protecting the Confidential Information, as defined below, and is entitled to protection of its interests in the Confidential Information. Employee shall not at any time, either during or subsequent to the Term, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for or on behalf of Alamosa, any Confidential Information of any member of the Company Group (regardless of whether developed by Employee) without the prior written consent of Alamosa. Employee acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to Alamosa. The Parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, Alamosa shall be entitled to a recovery of damages from Employee and/or an injunction against Employee for the breach or violation or continued breach or violation of this covenant.

         The term "Confidential Information" with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Employee shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

13.      DELIVERY OF DOCUMENTS UPON TERMINATION.

         Employee shall deliver to Alamosa or its designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by Employee, solely or jointly with others, that are in Employee's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Company Group. In this regard, Employee hereby grants and conveys to Alamosa all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Employee or under his direction or that may come into his possession in any way during the term of employment with Alamosa that relate in any manner to the past, present or anticipated business of any member of the Company Group.

14.      DISPUTES.

         The Parties agree to the following in regard to any disputes between them arising under any of the provisions of this Agreement other than the provisions of Sections 11 through 13 hereof. Nothing in this Section 14 applies to or governs disputes arising under Sections 11 through 13 of this Agreement.

         (a) MEDIATION. The Parties agree to mediate any dispute arising under the applicable provisions of this Agreement. In the event of any such dispute, the parties, within thirty (30) days of a written request for mediation, shall attend, in good faith, a mediation in order to make a good faith reasonable effort to resolve such dispute arising under this Agreement. The Parties shall attempt, in good faith, to agree to a mediator. If unable to so agree, the Parties, in that event, will move to arbitration as provided in this Agreement and there will be no mediation. If this good faith mediation effort fails to resolve any dispute arising under this Agreement, the Parties agree to arbitrate any dispute arising under this Agreement. This arbitration shall occur only after the mediation process described herein.

         (b) ARBITRATION. The Parties agree, on the advice of their counsel, and as evidenced by the signatures of the Parties and of their respective attorneys, that all questions as to rights and obligations arising under the terms of this Agreement are subject to arbitration and such arbitration shall be governed by the provisions of the Texas General Arbitration Act (Texas Civil Practice and Remedies Code Section 171.001 et seq as it may be amended from time to time).

         (c) DEMAND FOR ARBITRATION. If a dispute should arise under this Agreement, either Party may within thirty (30) days make a demand for arbitration by filing a demand in writing with the other.

         (d) APPOINTMENT OF ARBITRATORS. The Parties to this Agreement may agree on one arbitrator, but in the event that they cannot so agree, there shall be three arbitrators, one named in writing by each of the Parties within thirty
(30) days after demand for arbitration is made, and a third to be chosen by the two so named. The arbitrators among themselves shall appoint a presiding arbitrator. Should either Party fail to timely join in the appointment of the arbitrators, the arbitrators shall be appointed in accordance with the provisions of Texas Civil Practice and Remedies Code Section 171.041.

         (e) HEARING. All arbitration hearings conducted under the terms of this Agreement, and all judicial proceedings to enforce any of the provisions of this Agreement, shall take place in Lubbock County, Texas. The hearing before the arbitrators of the matter to be arbitrated shall be at the time and place within that County selected by the arbitrators or if deemed by the arbitrators to be more convenient for the parties or more economically feasible, may be conducted in any city within the Service Area or within the State of Texas.

         (f) ARBITRATION AWARD. If there is only one arbitrator, his or her decision shall be binding and conclusive. Similarly, a decision by a panel of arbitrators shall also be binding and conclusive. The submission of a dispute to the arbitrators and the rendering of their decision shall be a condition precedent to any right of legal action on the dispute. A judgment confirming the award of the arbitrators may be rendered by any court having jurisdiction; or the court may vacate, modify, or correct the award in accordance with the provisions of the Texas General Arbitration Act (Texas Civil Practice and Remedies Code ss. 171.087 et seq as it may be amended from time to time).

         (g) COSTS OF ARBITRATION. The costs and expenses of arbitration, including the fees of the arbitrators but excluding any attorneys' fees, shall be advanced by Alamosa, but will ultimately be borne by the losing party or in such proportions as the arbitrators shall determine.

         (h) CONDUCT OF ARBITRATION. Any arbitration brought under the terms of this Agreement shall be conducted in the following manner:

               (i) Time Limitations. The Parties agree that the following time limitations shall govern the arbitration proceedings conducted under the terms of this Agreement:

                     (A) Any demand for arbitration must be filed within thirty
               (30) days of the date the mediation is deemed unsuccessful, or thirty (30) days after the date of the written request for mediation, whichever is later.

                     (B) Each Party must select an arbitrator within thirty (30)
               days of receipt of notice that an arbitration proceeding has commenced. In the event that no such selection is made, the arbitrator selected by the other party may conduct the arbitration proceeding without selecting any other arbitrator.

                     (C) The hearing must be held within sixty (60) days of the date on which the third arbitrator is selected.

                     (D) Hearing briefs must be submitted no later than ten (10)
               days after the hearing.

                     (E) The arbitration award must be made within thirty (30)
               days of the receipt of hearing briefs.

               (ii) Discovery in Arbitration Proceedings. The Parties agree that discovery may be conducted in the course of the arbitration proceeding in accordance with the following provisions:

                     (A) Each Party may notice no more than three (3)
               depositions in total, including both witnesses adherent to the adverse Party and third-party witnesses.

                     (B) Each Party may serve no more than twenty-five (25)
               requests for admission on the other party. No requests may be served within ten (10) days of the date of hearing, unless the parties otherwise stipulate. All requests for admission shall be responded to within ten (10) days of service of the requests, unless the Parties otherwise stipulate.

                     (C) Each Party may serve no more than fifty (50)
               interrogatories on the other Party. No interrogatory shall contain subparts, or concern more than one topic or subject of inquiry. Interrogatories may not be phrased so as to circumvent the effect of this clause. No interrogatories may be served within ten (10) days of the date of hearing, unless the parties otherwise stipulate. All interrogatories shall be responded to within ten (10) days of service of the interrogatories, unless the Parties otherwise stipulate.

                     (D) Each Party may serve no more than ten (10) requests for production of documents on the other Party. No request for production of documents shall contain subparts, or seek more than one type of document. Requests for production of documents may not be phrased so as to circumvent the effect of this clause. Unless the Parties otherwise stipulate, requests for production of documents may not be served within ten (10) day of the date of hearing, and all requests for production of documents shall be responded to within ten (10) days of service of the requests.

                     (E) If any Party contends that the other Party has served
               discovery requests in a manner not permitted by this Section, or that the other Party's response to a discovery request is unsatisfactory, the party may request the presiding arbitrator to resolve such discovery disputes. The presiding arbitrator shall prescribe the procedure by which such disputes are resolved. Any discovery dispute may be handled by telephone conference among the Parties and the presiding arbitrator.

15.      WITHHOLDING TAXES.

         All payments to Employee or his Beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law. If any payment under this Agreement is insufficient to provide the amount of such taxes required to be withheld, Alamosa may withhold such taxes from any subsequent payment due Employee or his Beneficiary. In the event that all payments due are insufficient to provide the required amount of such withholding taxes, Employee or his Beneficiary, within five days after written notice from Alamosa, shall pay to Alamosa the amount of such withholding taxes in excess of the payments due.

16. INDEMNIFICATION AND LIABILITY INSURANCE. Nothing herein is intended to limit Alamosa's indemnification of Employee, and Alamosa shall indemnify him to the fullest extent permitted by applicable law consistent with Alamosa's Certificate of Incorporation and By-Laws as in effect on the date of this Agreement, with respect to any action or failure to act on his part while he is
(x) an officer, director or employee of Alamosa or any Subsidiary or Affiliate or (y) a director or officer of any trade association or business enterprise that is not a subsidiary or Affiliate and in which capacity his service is at Alamosa's request. To the extent that directors' and officers' liability insurance is obtainable on commercially economic terms, Alamosa shall cause Employee to be covered, during the Term and after the Term in respect of claims arising from any such service during the Term, by such insurance on terms no less favorable than the directors' and officers' liability insurance maintained by Alamosa as in effect on the date of this Agreement in terms of coverage, limits and reimbursement of defense costs. In any period during which such insurance coverage is not obtainable on commercially economic terms, Alamosa shall cause Employee to be covered by as much of such insurance as may be obtained for the largest premium paid by Alamosa for such an insurance policy in effect during the Term.

17.      ASSIGNABILITY, SUCCESSORS, BINDING AGREEMENT.

         (a) In addition to any obligations imposed by law upon any successor to Alamosa, Alamosa will use its best efforts to persuade any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Alamosa to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Alamosa would be required to perform it if no such succession had taken place. Failure of Alamosa to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from Alamosa in the same amount and on the same terms as Employee would be entitled to hereunder if he were to terminate his employment for Good Reason within twelve months following a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee shall die while any amount would still be payable to him hereunder (other than amounts which, by their terms, terminate upon his death) if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Employee's estate.

18.      ENTIRE AGREEMENT.

         Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof. In the event of a conflict between this Agreement and terms of any benefit plan, grant or award, the provisions of this Agreement shall govern the determination of Employee's rights.

19.      AMENDMENT OR WAIVER.

         No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Employee and an authorized officer of Alamosa. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver.

20.      SEVERABILITY.

         In the event that any provision or portion of this Agreement shall be determined to be valid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21.      SURVIVAL.

         The respective rights and obligations of the Parties under this Agreement shall survive any termination of Employee's employment with Alamosa.

22.      BENEFICIARIES/REFERENCES.

         Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Employee's death by giving Alamosa written notice thereof. In the event of Employee's death or of a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

23.      MITIGATION.

         Alamosa agrees that, if Employee's employment by Alamosa terminates during the Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to him due under this Agreement. Further, the amount of any payment shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to Alamosa, or otherwise.

24.      GOVERNING LAW.

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

25. LEGAL EXPENSES. Alamosa agrees to pay all reasonable out-of-pocket costs and expenses, including all reasonable attorneys' fees and disbursements, actually incurred by Employee in collecting or enforcing payments to which he is ultimately determined to be entitled (whether by agreement among the Parties, court order or otherwise) pursuant to this Agreement in accordance with its terms.

26. NOTICES. Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Alamosa:

         Alamosa Holdings, Inc.
         5225 S. Loop 289,
         Lubbock, TX 79424

With a copy to:

         Jack McCutchin, Jr.
         Crenshaw, Dupree and& Milam, LLP
         P.O. Box 1499
         Lubbock, TX 79408-1499

and

         Fred B. White, III
         Skadden, Arps, Slate, Meagher & Flom LLP
         4 Times Square
         New York, New York 10036

If to Employee:

         At his address on file with Alamosa.

With a copy to:

         Jason E. Winford
         Jenkins & Gilchrist
         1445 Ross Avenue
         Suite 3200
         Dallas, Texas 75202


27.      HEADINGS.

         The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

28.      COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                              Alamosa Holdings, Inc.


                                              By: /s/ David Sharbutt
                                                  -------------------------
                                                  Name:  David Sharbutt
                                                  Title: Chief Executive Officer


                                                  /s/ Kendall Cowan
                                              -----------------------------
                                                      Kendall Cowan

         Approved as to the mediation and arbitration provisions in Section 14 above.


                                              Crenshaw, Dupree & Milam, LLP


                                              By: /s/ Jack McCutchin, Jr.
                                                  -------------------------
                                                  Jack McCutchin, Jr.
                                                  Attorney for Alamosa


                                              Jenkins & Gilchrist


                                              By: /s/ Jason E. Winford
                                                  -------------------------
                                                  Jason E. Winford
                                                  Attorney for Employee


Dated this 18th day of October, 2002.